UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 9, 2006

Neose Technologies, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-27718	13-3549286
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

102 Witmer Road, Horsham, Pennsylvania		19044
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	215-315-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Finance Agreement

On March 9, 2006, Neose Technologies, Inc. (the "Company") entered into a Premium Finance Agreement, Disclosure Statement and Security Agreement ("Finance Agreement") with AICCO, Inc. ("Lender") to finance the insurance policy premiums due on certain insurance policies of the Company (the "Policies").

The amount financed under the Finance Agreement is $539,397 and, pursuant to its terms, the Company is required to make a payment of $61,322 during each of the 9 months beginning on March 15, 2006 and ending on November 15, 2006. Each payment includes an amount for principal and interest. Interest is calculated based on an annual percentage rate of 5.53%. To secure payment of the amounts financed under the Finance Agreement, the Company granted the Lender a security interest in all of the Company’s right, title and interest to the Policies.

If the Company is in default under the Finance Agreement, the Lender can demand, and will have the right to receive, immediate payment of the total unpaid balance under the Finance Agreement. In the event of default and the demand for immediate payment by the Lender, interest will accrue on any unpaid amounts at the highest rate allowed by applicable law.

Bond Amendment

On March 10, 2005, the Company also entered into Omnibus Amendment No. 1 to Loan Documents (the "Amendment") with Brown Brothers Harriman & Co. (the "Bank"). The Amendment will amend a Financing Agreement (the "Financing Agreement") by and among the Company, the Bank and the Montgomery County Industrial Development Authority (the "Authority") as well as a Variable Rate Revenue Bond issued by the Authority and held by the Bank (the "Bond" and, collectively with the Financing Agreement, the "Loan Documents"). In addition to the Loan Documents, the Amendment and related documents, the Company and the Bank are parties to a credit agreement and related documentation relating to an $8,000,000 credit facility for which a similar amendment was entered into on March 1, 2006.

Prior to the execution of the Amendment, at any time after January 30, 2008, or if the Company failed to maintain a minimum required cash and short-term investments balance of at least $22,000,000, the Bank would have had the option to require additional collateral in the form of a security interest in certain cash and short-term investments, or in the form of a letter of credit. The Amendment removes this requirement, but adds a requirement that the Company maintain a minimum required cash and short-term investments balance of at least $5.0 million or else the Company will be considered to be in default of the Loan Documents.

In addition to the modification of the liquidity requirements, the Amendment also increases the interest rate applicable to the Bond by 2.0% and imposes a prepayment premium to be paid in the event the Bank redeems the Bond prior to its maturity. The prepayment premium to be paid will be 3.0% of the principal amount redeemed if the redemption occurs before June 30, 2006, 2.0% of the principal amount redeemed if the redemption occurs after June 30, 2006 and before December 31, 2006 or 1.0% of the principal amount redeemed if the redemption occurs after December 31, 2006.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please refer to the discussion in Item 1.01, above, with regard to the Finance Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Neose Technologies, Inc.

March 13, 2006	By:	A. Brian Davis

Name: A. Brian Davis
Title: Senior Vice President and Chief Financial Officer